EXHIBIT NO. 99-2

                 NIAGARA MOHAWK ANNOUNCES COMMON STOCK BUYBACK,
                        CALLS NOTES FOR EARLY REDEMPTION

     SYRACUSE, July 29 -- Niagara Mohawk Holdings, Inc. (NYSE: NMK), today announced that its Board of Directors has approved a program to repurchase 20 million shares of its common stock by December 31, 2001. Initiation of the stock buyback program is contingent on New York Public Service Commission approval.

     The company also announced that its regulated subsidiary, Niagara Mohawk Power Corp., will redeem $500 million aggregate principal amount of the Series B through F Senior Notes on a pro rata basis (by series). Niagara Mohawk Power Corp. will also redeem all outstanding Medium Term Notes, totaling $20 million.

     The Senior Notes and Medium Term Notes are being redeemed at a redemption price of 100 percent, plus accrued interest to September 8. On and after that date, interest on the notes will cease to accrue. A Notice of Redemption will be mailed on behalf of the company by IBJ Whitehall Bank & Trust Company, as trustee, to holders of these notes.

     "With today's announcement that we will retire an additional $520 million in debt, we have achieved our goal to retire more than $1 billion of debt in 1999," said William E. Davis, Chairman and CEO of Niagara Mohawk Holdings. "The announcement of a stock buyback program is another major step in our efforts to strengthen our capital structure and to rebuild shareholder value," said Davis.